UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K

________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 20, 2016

PERNIX THERAPEUTICS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

10 North Park Place, Suite 201, Morristown, NJ	07960
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 793-2145
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

(b) Executive Departures

As of July 20, 2016, Sanjay Patel is no longer employed by Pernix Therapeutics Holdings, Inc. (the "Company"). Mr. Patel served as Chief Financial Officer of the Company since June 23, 2014.

As of July 22, 2016, Terence Novak is no longer employed by the Company. Mr. Novak served as Chief Operating Officer of the Company since March 9, 2014.

As of July 25, 2016, Barry J. Siegel is no longer employed the Company. Mr. Siegel served as Senior Vice President and General Counsel of the Company since May 31, 2014.

(c) Executive Appointments

On July 21, 2016, the Board of Directors of the Company (the "Board") appointed John A. Sedor as the Company's Chief Executive Officer, effective July 26, 2016. Mr. Sedor was serving as the Company's Interim Chief Executive Officers since May 9, 2016. The Company will continue to will pay Mr. Sedor a salary of $50,834 per month, pursuant to that certain offer letter agreement ("Offer Letter"), dated May 9, 2016, as disclosed in the Company's Current Report on Form 8-K, which Form 8-K was filed with the Securities and Exchange Commission on May 9, 2016. A copy of the Offer Letter will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the three months ending June 30, 2016.

On July 21, 2016, the Board appointed Dr. Graham G. Miao as the Company's President and Chief Financial Officer, effective July 26, 2016. The Company will pay Dr. Miao a salary of $41,750 per month.

Mr. Sedor, 72, has served as a member of the Board since March 2014 and as the Company's Chairman of the Board and Interim Chief Executive Officer since May 9, 2016. He currently serves on the Company's Nominating Committee. Mr. Sedor has been Chairman and Chief Executive Officer of SEDOR Pharmaceuticals, LLC, an investment company focused on the acquisition of pharmaceuticals and biologics companies and assets, since 2014 and served as President and CEO and a director of Cangene Corporation, a TSX traded fully integrated developer and manufacturer of immune therapeutics, from 2011 until its acquisition by Emergent Biosolutions Inc. in February 2014. Prior to that, from 2008 until 2011, Mr. Sedor served as Chief Executive Officer and President of CPEX Pharmaceuticals, Inc. ("CPEX"), a NASDAQ traded specialty pharmaceutical company, since its spin-off from Bentley Pharmaceuticals, Inc. ("Bentley") in 2008 until its acquisition by Footstar. Mr. Sedor was President of Bentley from 2005 until the spin-off of CPEX. From 2001 to May 2005, he was President and CEO of Sandoz, Inc. (a division of Novartis AG) and prior to that served in a number of senior executive capacities with other healthcare companies. Mr. Sedor holds a B.S. in Pharmacy/Chemistry from Duquesne University, and has studied strategic marketing at both Northwestern University's Kellogg Graduate School of Management and Harvard Business School. He has also attended Harvard's Executive Forum.

Dr. Miao, 52, served as a senior advisor to the Board from May 2016 to July 2016. Prior to that, Dr. Miao served as Executive Vice President, Chief Financial Officer and Treasurer of Interpace Diagnostics, Inc. (formerly known as PDI, Inc.), a NASDAQ listed healthcare commercialization and molecular diagnostic company, from October 2014 until March 2016. In this role, he directed all aspects of finance, investor relations, strategic business planning, M&A, and legal affairs. He helped achieve double-digit revenue growth and lead the successful sale of PDI's contract sales business to Publicis Healthcare. From September 2011 to September 2014, Dr. Miao served as Executive Vice President and Chief Financial Officer and held the additional role as interim Co-President and interim Co-Chief Executive Officer from September 2013 to September 2014 of Delcath Systems, Inc. ("Delcath"), a NASDAQ traded specialty pharmaceutical and medical device company focused on cancer treatment. From September 2009 until September 2011, Dr. Miao served as Chief of Staff for the Global CFO Organization and as member of the Financial Leadership Team at Dun & Bradstreet Corporation, a NYSE traded global commercial information services company.

Previously, Dr. Miao was Executive Vice President & CFO of Pagoda Pharmaceuticals, a specialty pharmaceuticals and medical device company that was acquired by GlaxoSmithKline. Prior to that, Dr. Miao was Vice President of Strategic Planning & Financial Analysis at Symrise Inc., a global supplier of flavoring and fragrance products. Dr. Miao was also Senior Director at Schering-Plough Corporation ("Schering-Plough"), serving as division CFO for the company's $3 billion primary care pharmaceuticals franchise. Prior to his time at Schering-Plough, Dr. Miao held senior management positions at Pharmacia Corporation, including Director and Head of Finance for the company's $1.3 billion Global Oncology franchise where he led finance teams across marketing, sales, medical affairs, business development, and mergers & acquisitions. Earlier in his career, Dr. Miao worked as a biotechnology equity analyst at J.P. Morgan and a research scientist at Roche. Dr. Miao earned an M.B.A. in finance and a Ph.D. in biological sciences from Columbia University, an M.S. in molecular biology from Arizona State University, and a B.S. in biochemistry from Fudan University in Shanghai, China.

There are no family relationships between either of Mr. Sedor or Dr. Miao and any director or executive officer of the Company, and neither has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 26, 2016, the Company issued a press release announcing the management changes set forth above. A copy of such press release relating to these management changes is attached hereto as Exhibit 99.1.

9.01     Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

99.1    Press release by Pernix Therapeutics Holdings, Inc. dated July 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Date: July 26, 2016	By:	/s/ John A. Sedor
John A. Sedor
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release by Pernix Therapeutics Holdings, Inc. dated July 26, 2016.